EXHIBIT  17.1


January  5,  2006                  Via  Facsimile  &  First  Class  Mail
                                   949  753-7499


Network  Installation  Corporation
15235  Alton  Parkway,  Suite  200
Irvine,  CA  92618
Attn:  Jeff  Hultman

     Re:  Board  of  Directors
          Network  Installation  Corporation

To  Jeff  Hultman  and  the  Board  of  Directors:

     Please accept my resignation from the Board of Directors of Network Installation Corporation effective January 5, 2006. I wish you success in the future. Please do not hesitate to contact me if I can be of further assistance.

     Thank  you.

                                   Very  truly  yours,

                                   /s/  William  G.  Sullivan

                                   WILLIAM  G.  SULLIVAN